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                                                                  EXHIBIT 13(D)




                          STOCK SUBSCRIPTION AGREEMENT

            THIS AGREEMENT between RE Advisers Corporation ("RE Advisers") and Homestead Funds, Inc. (hereinafter the "Homestead Funds"), a corporation organized and existing under and by virtue of the laws of the State of Maryland.

            In consideration of the mutual promises set forth herein, the parties agree as follows:

            1. The Homestead Funds agrees to sell to RE Advisers and RE Advisers hereby subscribes to purchase shares of a class of the Homestead Funds' Common Stock (hereinafter the "Stock"), such class with a Par Value of $.01 per share, at a price of ten dollars ($10.00) per share for the Small Company Stock Fund, in the following amounts:


                                                      Number of Shares
            Class of Common Stock                     of Common Stock
            ---------------------                     ----------------
            Small Company Stock Fund                        5,000

            2. RE Advisers agrees to pay $50,000 for such Stock at the time of its issuance, which shall occur upon call of the President of the Homestead Funds at any time on or before the effective date of the registration statement filed by the Homestead Funds on Form N-1A.

            3. RE Advisers acknowledges that the Stock has not been, and will not be, registered under any state or federal securities laws and that, therefore, the Homestead Funds is relying on certain exemptions therein from such registration requirements, including exemptions dependent on


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the intent of the undersigned in acquiring the Stock. RE Advisers also understands that any resale of the Stock, or any part thereof, may be subject to restrictions under state and federal securities laws, and that RE Advisers may be required to bear the economic risk of any investment in the Stock for an indefinite period of time.

            4. RE Advisers represent and warrants that it is acquiring the Stock solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Stock or any part thereof.

            5. RE Advisers agrees that it will not sell or dispose of the stock or any part thereof unless registration statements with respect to such Stock are then in effect under the Securities Act of 1933 and under any applicable state securities laws or unless the undersigned shall have delivered to the Homestead Funds an opinion of counsel acceptable to the Homestead Funds, in form and substance acceptable to the Homestead Funds, that no such registration is necessary.

            6. RE Advisers further agrees to withdraw any request to redeem any of the Stock to the extent the Homestead Funds informs the undersigned that the effect of such redemption could be to reduce the Homestead Fund's net worth below $100,000.


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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 18th day of November, 1997.

                                       RE ADVISERS CORPORATION

                                       By:
                                          --------------------------------------

                                          TITLE:
                                                --------------------------------

                                       HOMESTEAD FUNDS, INC.

                                       By:
                                          --------------------------------------

                                          TITLE:
                                                --------------------------------